Exhibit 4.2
DESCRIPTION OF SECURITIES REGISTERED UNDER
SECTION 12 OF THE SECURITIES EXCHANGE ACT
The following summary describes the Class A Common Stock (“Common Stock”), par value $.01 per share, of Zebra Technologies Corporation (“Zebra” or the “Company”), which is the only class of the Company’s securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The following description is a summary only and does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated By-Laws, amended as of January 7, 2013 (the “By-Laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. For additional information, please read the Company’s Certificate of Incorporation, By-Laws and the applicable provisions of the Delaware General Corporation Law.
Authorized Capital Shares
The Certificate of Incorporation authorizes the issuance of 160,000,000 shares, of which 150,000,000 are shares of Class A Common Stock, par value $.01 per share, and 10,000,000 are shares of Preferred Stock, par value $.01 per share. No shares of Preferred Stock are currently outstanding.
Common Stock
Voting Rights
Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the stockholders. The Company’s Board of Directors (the “Board”) is divided into three classes with three-year staggered terms, and at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Holders of Common Stock do not have cumulative voting rights in the election of directors; therefore, a holder of a single share of Common Stock cannot cast more than one vote for each position to be filled on the Board.
Dividend Rights
Subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available for the payment of dividends.
Liquidation Rights
Subject to any preferential rights of the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled share ratably in all assets available for distribution to the stockholders.

Other Rights and Preferences
Holders of Common Stock are not entitled to any preemptive, subscription, redemption, exchange or conversion rights, and no sinking fund will be applicable to the Common Stock. The outstanding shares of the Common Stock are fully paid and nonassessable. The rights, powers, preferences and privileges of the holders of Common Stock will be subject to those of the holders of outstanding shares of Preferred Stock that the Board may authorize and issue in the future.
Listing
The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “ZBRA.”
Preferred Stock
The Board may issue Preferred Stock from time to time in one or more series without any further vote or action by the Company’s stockholders. Subject to the Certificate of Incorporation and the applicable law, the Board will establish the number of shares to be included in each series of Preferred Stock and fix the designation, powers, preferences and rights of the shares of each such series as well as any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased – but not below the number of shares thereof then outstanding – by the affirmative vote of the majority of the holders of voting power of outstanding shares of Common Stock, without a vote of the holders of any Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such series of Preferred Stock.
Anti-Takeover Effects of the Company’s Certificate of Incorporation, By-Laws and Delaware General Corporate Law
The Company’s Certificate of Incorporation, By-Laws and the Delaware General Corporate Law contain certain provisions that may be deemed to have the effect of delaying, deterring or preventing an acquisition of control of the Company that is not approved by the Board, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise, and may also make it more difficult for third parties to cause the replacement of the Company’s management without the concurrence of the Board. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids as well as enhance the continuity and stability of the Company.
Board Structure and Removal of Directors
The Board is divided into three classes, each class having as equal a number of members as reasonably possible, with three-year staggered terms. Any vacancies on the Board and newly created directorships will be filled by the Board, and any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor. Directors may only be removed for cause and only upon the vote of the holders of at least 66 2/3% in voting power of all outstanding shares of Common Stock.
Whenever the holders of outstanding shares of Preferred Stock have the right to elect directors, the election, term of office, filling of vacancies and other features of such directorships will be determined by the Board, and any directors elected will not be divided into classes.
Advance Notification of Stockholder Nominations and Proposals
The By-Laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election to the Board other than nominations made by or at the direction of the Board or a committee thereof. To submit such proposals and nominations at an annual meeting, a holder of Common Stock of record (“Record Stockholder”) must be entitled to vote at the meeting and have complied with the procedures set forth in the By-Laws, including: (1) providing timely written notice to the Secretary of the Company, (2) proposing business that is deemed a proper matter for stockholder action under Delaware law, and (3) acting in accordance with the representations set forth in the Solicitation Statement required by the By-Laws. The Company’s By-laws specify requirements as to the timeliness, substance and form of a Record Stockholder’s notice.
Stockholder Meetings and Written Consent by Stockholders
A special meeting of stockholders may be called by the Board or by holders of at least 66 2/3% of the voting power of all outstanding shares of Common Stock. In addition, any action required or permitted to be taken by stockholders may be effected by a written consent if such consent is signed by holders of at least 66 2/3% in voting power of all outstanding shares of Common Stock.
Blank Check Preferred Stock
Described above in the description of “Preferred Stock.”
Supermajority Voting Provisions
The Certificate of Incorporation requires an affirmative vote of 66 2/3% of the voting power of all outstanding shares of Common Stock with respect to any of the following actions taken by stockholders:

•	Remove a director for cause;

•	Act by written consent;

•	Call a special meeting of stockholders;

•	Amend the Certificate of Incorporation to declassify the Board or amend any of the previously listed provisions; or

•	Alter, amend, repeal, the By-Laws, or adopt a new By-Law.
Exclusive Forum

Unless the Company consents in writing to an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any: (i) stockholder derivative action, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or agent of the Company, (iii) action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, and By-Laws, or (iv) action asserting a claim governed by the internal affairs doctrine.
Delaware Business Combination Statute
The Company is subject to the provisions of Section 203 of Delaware General Corporate Law (“Section 203”).

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